Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement to Form S-8 of our report dated March 31, 2017, related to the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2016 and 2015 and for the years then ended, which appears in the Annual Report on Form 10-K of AzurRx BioPharma, Inc. for the year ended December 31, 2016. The report for AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars USA LLP
New York, New York
October 3, 2017